Exhibit 99.6

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Brad A. Morrice, hereby consent to be named as a prospective director of New Century REIT, Inc. in the Registration Statement on Form S-4 of New Century REIT, Inc., dated April 22, 2004, and any amendments thereto.

/s/ Brad A. Morrice
Brad A. Morrice

Dated: April 19, 2004